SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]    Soliciting Material Pursuant to Section 240.14a-12

                      The Reader's Digest Association, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                               October 10, 2003
DEAR STOCKHOLDER:

         You are cordially invited to attend the Annual Meeting of Stockholders of The Reader's Digest Association, Inc. to be held at 9:00 a.m. on Friday, November 21, 2003, at Reader's Digest's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York. Driving directions to the Wallace Auditorium appear on the last page of the Proxy Statement.

         The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. In addition to consideration of these matters, there will be a report to stockholders on the affairs of Reader's Digest, and stockholders will have an opportunity to discuss matters of interest concerning Reader's Digest.

         All holders of record of Reader's Digest's Common Stock at the close of business on September 26, 2003 are entitled to attend and vote at the Meeting.

         As a result of heightened security, to gain admission to the Meeting, you will be required to present identification containing your photograph. Your packages and bags may be inspected and may have to be checked and, in some cases, may not be permitted. Please do not bring non-essential packages, bags or other items to the Meeting. We may take other security measures in connection with the Meeting. Please plan accordingly.

         It is important that your shares be represented at the Meeting, whether or not you plan to attend the Meeting personally. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy in the enclosed return envelope, whether or not you plan to attend the Meeting in person.


                                               Sincerely yours,



                                               /S/THOMAS O. RYDER
                                                  THOMAS O. RYDER
                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER



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                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of The Reader's Digest Association, Inc. will be held at Reader's Digest's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York, on Friday, November 21, 2003 at 9:00 a.m., New York time, to consider and take action on the following matters:

(1)      election of Class 1 Directors of Reader's Digest; and

(2)      such other business as may properly come before the meeting.

The record date for the Meeting is September 26, 2003. Reader's Digest is required to send notice of the Meeting to record holders of Reader's Digest Common Stock at the close of business on the record date. Only those stockholders are entitled to attend the Meeting and to vote those shares at the Meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS:



                                             /S/C.H.R. DUPREE
                                             C.H.R. DUPREE
                                             VICE PRESIDENT AND
                                             CORPORATE SECRETARY
October 10, 2003

                                 PROXY STATEMENT


                               GENERAL INFORMATION


ANNUAL MEETING TIME AND LOCATION

         The Annual Meeting of Stockholders of The Reader's Digest Association, Inc. will be held at Reader's Digest's Wallace Auditorium, Reader's Digest Road, Chappaqua, New York, on Friday, November 21, 2003 at 9:00 a.m., New York time. Driving directions to the Wallace Auditorium appear on the last page of the Proxy Statement.

PRINCIPAL EXECUTIVE OFFICES OF READER'S DIGEST

         The mailing address of the principal executive offices of Reader's Digest is Pleasantville, New York 10570.

RECORD DATE; SECURITIES ENTITLED TO BE VOTED AT THE MEETING

         The record date for the Meeting is September 26, 2003. Only shares of Reader's Digest Common Stock held by holders of record at the close of business on the record date are entitled to vote at the Meeting. Each share of Reader's Digest Common Stock is entitled to one vote. On September 26, 2003, 98,830,174 shares of Reader's Digest Common Stock were outstanding.

MEETING ADMITTANCE PROCEDURES

         Only stockholders of record on the record date, or their duly appointed proxy holders (not to exceed one per stockholder), may attend the Meeting. If you or your proxy holder plans to attend the Meeting, please return the longer portion of the enclosed admission card. We will then place your name on an admission list held at the entrance to the Meeting. PLEASE SAVE THE SHORTER PORTION OF THE ADMISSION CARD. YOU WILL HAVE TO PRESENT THE SHORTER PORTION OF THE ADMISSION CARD TO GAIN ENTRANCE TO THE MEETING. As a result of heightened security, to gain admission to the Meeting, you will be required to present identification containing your photograph. Your packages and bags may be inspected and may have to be checked and, in some cases, may not be permitted. Please do not bring non-essential packages, bags or other items to the Meeting. We may take other security measures in connection with the Meeting. Please plan accordingly.

         If you plan to attend the Meeting and vote your shares in person, but your shares are held in the name of a broker, trust, bank or other nominee, you must also bring with you a proxy or letter from the broker, trustee, bank or nominee confirming that you beneficially own the shares.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS

         We are sending or giving this Proxy Statement, and the proxy card that accompanies the Proxy Statement to the holders of the Reader's Digest Common Stock, to stockholders beginning on or about October 10, 2003.

         The Reader's Digest Board of Directors is soliciting the accompanying proxy card. You may revoke your proxy by giving written notice to the Corporate Secretary of Reader's Digest at any time before your proxy is voted. The Board of Directors will vote valid proxies that it receives in favor of the election of the Board's nominees (except to the extent that authority is withheld). The Board will vote those proxies on any management proposals and on any stockholder proposals as stated in the instructions in the proxy. Your presence at the Meeting does not of itself revoke the proxy.

         Reader's Digest will bear the cost of the solicitation of proxies through use of this Proxy Statement, including reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies. Reader's Digest has retained Morrow & Co., Inc. to solicit proxies on behalf of management for an estimated fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, regular Reader's Digest employees may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation.

VOTE TABULATION

         Abstentions and "broker non-votes" are counted as "present" in determining whether the quorum requirement is satisfied. Abstentions have the same effect as votes against proposals presented to stockholders other than election of directors. "Broker non-votes" will have no effect on the election of directors. "Broker non-votes" will have no effect on any other proposals to be considered at the Meeting, provided that holders of over 50% of the outstanding shares of common stock cast votes on the proposal. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


         As a matter of Reader's Digest practice, stockholder votes at the Meeting are tabulated on a confidential basis by independent third parties and certain Reader's Digest employees involved in the tabulation process. Each stockholder proxy card and ballot are kept confidential until the final vote is tabulated. Reader's Digest may disclose proxy solicitation information, however, if applicable law requires, if the proxy card contains a stockholder comment or question or if the proxy solicitation is contested.




                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

NOMINEES

         The Board of Directors, which currently consists of ten members, is divided into three classes. Each class has a term of office of three years, and the term of each class ends in a different year on the date of the Annual Meeting of Stockholders. The Board has nominated the three individuals in Class 1 below for election as Class 1 Directors to serve until our 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Two of the nominees are currently serving as Class 1 Directors who were previously elected by our stockholders. The third nominee, Mr. Mayer, was elected by the Board of Directors in accordance with our By-Laws as a new Class 1 Director. Ms. Cheney is retiring from our Board of Directors at the 2003 Annual Meeting and, at that time, Class 1 will be reduced to three

Directors. Ms. DeVita is also retiring from our Board at the 2003 Annual Meeting. The Board has waived the age 70 retirement policy for Directors with respect to Mr. Preston through the completion of his term in 2005.

         We are party to an agreement with Highfields Capital Management LP and related entities, dated as of June 4, 2003, pursuant to which we agreed, among other things, (1) to appoint Mr. Mayer to the Board and to the Corporate Governance and Compensation and Nominating Committees, (2) to nominate Mr. Mayer for election as a Class 1 Director and solicit votes for his re-election at the 2003 Annual Meeting of Stockholders, and (3) that the Compensation and Nominating Committee would conduct a search for, and that the Board would appoint, another Director to the Board no later than the 2003 Annual Meeting of Stockholders. The Board intends to fulfill this obligation by appointing another Director no later than the 2003 Annual Meeting. This Director, who will bring the total number of Directors to nine after the retirement of Ms. Cheney and Ms. DeVita, will be added to Class 3, consisting of Directors whose term expires in 2005. Additional information about the agreement is contained under the caption "Equity Security Ownership--Principal Stockholders."

         The affirmative vote of a plurality of the votes cast by the holders of the Reader's Digest Common Stock present in person or represented by proxy and entitled to vote thereon is necessary to elect a Director. If no contrary indication is made, proxies will be voted for the nominees named below or, in the event any such nominee is not a candidate or is unable to serve as a Director at the time of the election (which is not now expected), for any nominee who is designated by the Board of Directors to fill that vacancy, unless the size of the Board is further reduced.


CLASS 1--NOMINEES FOR ELECTION TO THREE-YEAR TERM EXPIRING IN 2006

         Set forth below are: (1) the name and age of each nominee, (2) the nominee's present positions and offices with Reader's Digest, (3) the year in which the nominee was first elected a Director of Reader's Digest and (4) the nominee's principal occupations during the past five years.


                         POSITIONS AND OFFICES WITH READER'S DIGEST AND
     NAME AND AGE        PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS


Jonathan B. Bulkeley
  (42)...................Mr. Bulkeley joined the Board of Directors in January
                         2001. Mr. Bulkeley serves as the non-executive Chairman of QXL ricardo plc, a European online auction company, and as non-executive Vice Chairman of EDGAR Online, Inc, an online document retrieval service. Mr. Bulkeley also served as a director of Cross Media Marketing from 2001 until July 2002. He was Chairman and Chief Executive Officer of LifeMinders Inc., an online direct marketing firm, during 2001, having served as a director of that company since August 1999. He was Chief Executive Officer of barnesandnoble.com from January 1999 to January 2000. Prior to January 1999, he was affiliated with America Online, including serving as Managing Director of the online services joint venture of AOL-U.K. and Bertelsmann Online and President of AOL-U.K. Mr. Bulkeley is also a director of EDGAR Online, Inc. and Milliken & Co.

                         POSITIONS AND OFFICES WITH READER'S DIGEST AND
     NAME AND AGE        PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS


Herman Cain  (57)........Mr. Cain, who joined the Board of Directors in June
                         2001, is Chairman of Godfather's Pizza, Inc. He is also the founder, President and Chief Executive Officer of T.H.E., Inc., a leadership consulting company. Mr. Cain is a director of Aquila, Inc., Godfather's Pizza, Inc. and Whirlpool Corporation.

William E. Mayer  (63)...Mr. Mayer joined the Board of Directors in June 2003.
                         He is a founding Partner of Park Avenue Equity Partners, having served in that capacity since February 1999. From December 1996 to February 1999, he was the founding Partner of Development Capital, a company that invested in private and public companies. Mr. Mayer also previously served as President and Chief Executive Officer of The First Boston Corporation (now Credit Suisse First Boston), an investment bank. Mr. Mayer is also a director of First Health Group Corp. and Lee Enterprises, Incorporated and serves as a Trustee of the Liberty Group of Mutual Funds.


CLASS 2 DIRECTORS (TERM EXPIRES IN 2004)

         Set forth below are: (1) the name and age of each nominee, (2) the nominee's present positions and offices with Reader's Digest, (3) the year in which the nominee was first elected a Director of Reader's Digest and (4) the nominee's principal occupations during the past five years.

                         POSITIONS AND OFFICES WITH READER'S DIGEST AND
     NAME AND AGE        PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS

Lawrence R. Ricciardi
  (63).................. Mr. Ricciardi has been a member of the Board of
                         Directors of Reader's Digest since 1998. Since January 2003, he has been Senior Advisor to the Jones Day law firm and the Lazard investment banking firm. In July 2002, he retired as Senior Vice President of International Business Machines Corporation, where he had served as Senior Vice President and General Counsel from May 1995 to February 2002. Mr. Ricciardi also serves as a director of Royal Dutch Petroleum Company.

William J. White (65)....Mr. White has been a member of the Board of Directors of Reader's Digest since 1996. He has been a professor at the Robert R. McCormick School of Engineering and Applied Science at Northwestern University since January 1998. He retired as Chairman of the Board of Bell & Howell Company (information access and mail processing systems) in December 1997. Mr. White also served as Chief Executive Officer of Bell & Howell Company until March 1997 and as President until February 1995. Mr. White is also a director of ProQuest Company (formerly Bell & Howell Company) and Packaging Dynamics Corporation.

                         POSITIONS AND OFFICES WITH READER'S DIGEST AND
     NAME AND AGE        PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS


Ed Zschau  (63)......... Dr. Zschau has been a member of the Board of Directors of Reader's Digest since January 1999. He is Visiting Lecturer with rank of Professor at Princeton University. Prior to September 2000, Mr. Zschau was a Professor of Management at Harvard Business School. Dr. Zschau is also a director of StarTek, Inc.



CLASS 3 DIRECTORS (TERM EXPIRES IN 2005)

         Set forth below are: (1) the name and age of each nominee, (2) the nominee's present positions and offices with Reader's Digest, (3) the year in which the nominee was first elected a Director of Reader's Digest and (4) the nominee's principal occupations during the past five years.

                         POSITIONS AND OFFICES WITH READER'S DIGEST AND
     NAME AND AGE        PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS


James E. Preston  (70)...Mr. Preston has been a member of the Board of Directors of Reader's Digest since 1994. He retired as Chairman of the Board of Avon Products, Inc.(beauty and related products) in May 1999; he was Chief Executive Officer prior to July 1998 and President prior to November 1993. Mr. Preston also serves as a director of Aramark, Inc. and Foot Locker, Inc.

Thomas O. Ryder (59).... Mr. Ryder has been Chairman of the Board and Chief
                         Executive Officer and a Director of Reader's Digest since April 1998. Mr. Ryder is also a director of Amazon.com, Inc. and Starwood Hotels & Resorts Worldwide, Inc.



CORPORATE GOVERNANCE GUIDELINES

         The Board of Directors of Reader's Digest believes that the responsibility of Directors is to oversee the management of Reader's Digest. That responsibility includes:

o Promoting the best interests of Reader's Digest and its stockholders in directing Reader's Digest's business and affairs;

o Evaluating the performance of Reader's Digest and the Chief Executive Officer and taking appropriate action, including removal, when warranted;

o Selecting, evaluating and fixing the compensation of the Chief Executive Officer and senior management of Reader's Digest and establishing policies regarding the compensation of members of management;

o Reviewing succession plans and management development programs for members of senior management;

o Reviewing and regularly approving long-term strategic and business plans and monitoring corporate performance against such plans;

o Adopting policies of corporate conduct, including compliance with applicable laws and regulations and maintenance of accounting, financial and other controls, and reviewing the adequacy of compliance systems and controls;

o             Evaluating periodically the overall effectiveness of the Board;
              and

o             Deciding on matters of corporate governance.

         The Board has adopted guidelines to assist it in the exercise of its responsibilities, which are summarized below.

         The Board believes that, under normal circumstances, the Chief Executive Officer of Reader's Digest should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to the Board for the overall management and functioning of Reader's Digest.

         It is the practice of the Board that the Chairman of the Corporate Governance Committee act as the chairman at meetings or executive sessions of the outside Directors. The Board believes that this practice provides for leadership at all of the meetings or executive sessions of outside directors without the need to designate a "lead" director.

         The Corporate Governance Committee is composed of all of the outside Directors and meets in executive session outside the presence of the Chief Executive Officer and other Reader's Digest personnel during a portion of each of the Board's regular meetings. In addition, any member of the Corporate Governance Committee may request the Committee Chairman to call an executive session of such Committee at any time. The Chairman of the Corporate Governance Committee serves as the interface between that Committee and the Chief Executive Officer in communicating the matters discussed during outside Directors' executive sessions.

         Annually, the Corporate Governance Committee meets in executive session to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, such Committee takes into consideration the executive's performance in both qualitative and quantitative areas, such as: leadership and vision; integrity; keeping the Board informed on matters affecting Reader's Digest and its operating units; performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals); development and implementation of initiatives to provide long-term economic benefit to Reader's Digest; accomplishment of strategic objectives; and development of management.

         Directors have open access to Reader's Digest's management. Senior management of Reader's Digest routinely attend appropriate portions of Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. Long-term strategic and business plans are reviewed annually at one of the Board's regularly scheduled meetings.

         The Board plans for succession to the position of Chairman and Chief Executive Officer, and reviews and approves succession plans for other senior management positions. The Chairman and Chief Executive Officer annually presents to the Compensation and Nominating Committee and to the Board a report on Reader's Digest's senior management resources, development program and succession plan.

         The Chairman and Chief Executive Officer establishes the agenda for each Board meeting, although Board members are free to suggest items for inclusion on the agenda. Each Director is free to raise at any Board meeting subjects that are not on the agenda for that meeting or future meetings. A forward agenda of matters requiring focused attention by the Board and each Committee is prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration. In advance of each Board or Committee meeting, a proposed agenda is distributed to each member. In addition, information and data important to the members' understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, is distributed prior to the meeting. Directors routinely receive periodic financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Reader's Digest's business, performance and prospects.

         It is the general policy of the Board that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to the operation of a publicly owned company. A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which the Director is appointed. The Board has established the following standing Committees: Audit; Compensation and Nominating; Corporate Governance; and Finance.

         The Compensation and Nominating Committee, with input from the Chief Executive Officer, recommends to the Board the membership of the various Committees and their Chairmen, and the Board approves the Committee assignments. Generally, the Board rotates the Chairmen of the standing Committees about every three-to-four years. In making its recommendations to the Board, the Compensation and Nominating Committee takes into consideration the need for continuity, subject matter expertise, tenure and the desires of individual Board members. It is the policy of the Board that only non-employee Directors serve on the standing Committees. A Director who is part of an interlocking directorate (I.E., one in which the Chief Executive Officer or another executive officer of Reader's Digest serves on the board of another corporation that employs the Director) may not serve on the Compensation and Nominating Committee. The composition of the Compensation and Nominating Committee is reviewed annually to ensure that each of its members meets the criteria set forth in applicable Securities and Exchange Commission, New York Stock Exchange and Internal Revenue Service rules and regulations.

BOARD OF DIRECTORS AND COMMITTEES; RESPONSIBILITIES AND MEETINGS

         During Reader's Digest's fiscal year ended June 30, 2003, its Board of Directors held nine meetings. The Board of Directors has an Audit Committee, a Compensation and Nominating Committee, a Corporate Governance Committee and a Finance Committee.

         The Audit Committee met five times during the 2003 fiscal year. The Audit Committee is composed of Messrs. White (Chairman), Bulkeley, Cain and Ricciardi. The functions of the Audit

Committee are described in the Audit Committee Charter, a copy of which is incorporated herein by reference to Reader's Digest's Proxy Statement dated September 27, 2001.

         The Corporate Governance Committee met six times during the 2003 fiscal year. The Committee is composed of all of the non-employee Directors and Mr. Ricciardi is the Chairman. Its functions include: reviewing governance matters; evaluating the performance of the Chief Executive Officer; reviewing succession planning and management development activities; and reviewing other internal matters of broad corporate significance.

         The Compensation and Nominating Committee, which met nine times during the 2003 fiscal year, consists of Mr. Preston (Chairman), Ms. DeVita, Mr. Mayer and Mr. White. The Committee's functions include administering employee benefit plans; recommending the amount and form of any contribution to the Employee Ownership Plan and the 401(k) Partnership of The Reader's Digest Association, Inc.; reviewing the compensation levels and programs for officers and key personnel and determining incentive compensation; and reviewing and recommending candidates and nominees for election to the Board of Directors.

         The Finance Committee, which met twice during the 2003 fiscal year, is composed of Dr. Zschau (Chairman), Mr. Bulkeley, Ms. Cheney and Mr. Ricciardi. The Finance Committee's functions include overseeing the financial affairs of Reader's Digest, such as its investment policies and programs and those of its employee benefit plans; and advising the Board with respect to corporate financial policies and procedures, dividend policy, financing plans, foreign exchange management, tax planning and insurance coverage.

         All members of the Board attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period in the 2003 fiscal year that he or she was a Director and (2) the total number of meetings held by all committees of the Board on which he or she served during the period in the fiscal 2003 year that he or she served.

COMPENSATION OF DIRECTORS

         COMPENSATION BEFORE JANUARY 1, 2003. Non-employee Directors received an annual retainer in stock and cash. The stock retainer consisted of shares of Reader's Digest Common Stock equal to $32,000, valued at the average of the closing price on the 20 trading days preceding the first trading day of each calendar year and paid on that date. A cash retainer of $18,000 for non-employee Directors, with an additional $3,000 for each Committee Chairman, was paid in quarterly installments. Each individual who became a non-employee Director prior to April 1, 1998 and who served as a non-employee Director for more than five years would, upon retirement from the Board, continue to receive annual compensation in the amount of $32,000. Individuals who became non-employee Directors on or after April 1, 1998 received additional stock and cash while serving as a non-employee Director in lieu of retirement payments. The additional stock consisted of shares of Reader's Digest Common Stock equal to $20,000, valued at the average of the closing price on the 20 trading days preceding the first trading day of each calendar year and paid on that date. The additional cash amount equaled $12,000 and was paid in quarterly installments.

         Under the Deferred Compensation Plan for Non-Employee Directors of The Reader's Digest Association, Inc., non-employee Directors were eligible to defer payment of 50%, 75% or 100% of their cash compensation for certain established deferral periods. Deferred compensation has been credited to an unfunded account for each participant, on which interest accrues at a rate determined by a committee comprised of Directors who are not eligible to participate in the plan. Payment of the deferred amounts will be made, at the election of the participant, in a lump sum or in annual installments of from one to 10 years.

         Directors and their spouses were eligible to participate in the Reader's Digest Foundation Matching Gift Program whereby contributions up to $5,000 a year to eligible organizations are matched by the Reader's Digest Foundation.

         COMPENSATION ON AND AFTER JANUARY 1, 2003. Each individual who became a non-employee Director prior to April 1, 1998 receives annually $18,000 in cash compensation, $20,000 in Reader's Digest Common Stock on the first trading day of the calendar year, and $30,000 in Deferred Reader's Digest Common Stock. Each individual who became a non-employee Director on or after April 1, 1998 receives annually $30,000 in cash compensation, $30,000 in Reader's Digest Common Stock on the first trading day of the calendar year, and $40,000 in Deferred Reader's Digest Common Stock. Deferred Reader's Digest Common Stock is the right to receive shares of Reader's Digest Common Stock on the first trading day of the calendar year after termination of the Director's service on the Board or in annual installments thereafter, as elected by the Director. The chairperson of the Audit Committee receives annually $15,000 in cash compensation and each member of the Audit Committee receives annually $7,500 in cash compensation. The chairperson of each other regular Board committee receives annually $10,000 in cash compensation. The chairperson and members of any special committee of the Board are entitled to such compensation as shall be determined by the Corporate Governance Committee. Each individual who became a non-employee Director prior to April 1, 1998 and who serves as a non-employee Director for more than five years will, upon retirement from the Board, continue to receive annual compensation in the amount of $32,000.

         Under the Deferred Compensation Plan for Non-Employee Directors of The Reader's Digest Association, Inc., non-employee Directors are eligible to defer payment of 50%, 75% or 100% of their cash, stock and deferred stock compensation for certain established deferral periods. Deferred compensation is credited to an unfunded account for each participant, on which interest accrues at a rate determined by a committee of Directors. Payment of the deferred amounts will be made, at the election of the participant, in a lump sum or in annual installments of from one to 10 years.

         Directors and their spouses are eligible to participate in the Reader's Digest Foundation Matching Gift Program whereby contributions up to $5,000 a year to eligible organizations are matched by the Reader's Digest Foundation.



                             AUDIT COMMITTEE REPORT

         The responsibilities of the Audit Committee are set forth in the Reader's Digest Audit Committee Charter, which has been adopted by the Audit Committee and the Board of Directors. A copy of the Audit Committee Charter is incorporated in this Proxy Statement by reference to Exhibit A of Reader's Digest's Proxy Statement dated September 27, 2001. The Audit Committee currently consists of four Directors, each of whom is "independent," as defined by the rules of the New York Stock Exchange.

         The Audit Committee has reviewed and discussed Reader's Digest's audited financial statements for fiscal 2003 with management, which has primary responsibility for the financial statements. KPMG LLP, Reader's Digest's independent auditor for fiscal 2003, is responsible for expressing an opinion on the conformity of Reader's Digest's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication With Audit Committees"). The Audit Committee has received the written disclosures and the letter required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, and the Audit Committee has discussed KPMG's independence with KPMG. The Audit Committee has considered whether KPMG's provision of non-audit services to Reader's Digest is compatible with KPMG's independence.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal 2003 audited financial statements be included in Reader's Digest's Annual Report on Form 10-K for fiscal 2003.

                              THE AUDIT COMMITTEE:

                              William J. White, Chairman
                              Jonathan B. Bulkeley
                              Herman Cain
                              Lawrence R. Ricciardi


INDEPENDENT AUDITOR'S FEES

         The aggregate fees billed by our principal independent auditors, KPMG LLP, for fiscal 2003 and 2002 were the following:


      (AMOUNTS IN MILLIONS)                               2003        2002
                                                          ----        ----
       Audit Fees(1)..................................    $2.3        $1.9
       Audit-Related Fees(2)..........................     0.7         0.4
       Tax Fees(3)....................................     1.4         1.1
       All Other Fees(4)..............................     0.0         0.4
                                                        --------    --------
       Total..........................................    $4.4        $3.8

-----------
(1) Audit fees represent the aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of our annual financial statements, the review of the our quarterly financial statements and services provided in connection with statutory or regulatory filings.

(2) Audit-related fees represent the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and services that are traditionally performed by the independent auditor. These fees related primarily to audits of the financial statements of employee benefit plans, audits of businesses acquired during the year and review of filings with the Securities and Exchange Commission, including issuance of consents of the firm to inclusion of its audit report in those filings.

(3) Tax fees represent the aggregate fees billed by KPMG LLP for professional services for tax compliance, tax advice and tax planning. These fees related primarily to advice in connection with the preparation of our U.S. federal, state, and local tax returns and international subsidiaries' tax returns.

(4) All other fees represent the aggregate fees billed by KPMG LLP for products and services other than the services described in other categories in the table. The fees for fiscal 2002 were related to internal audit assistance that was provided by KPMG LLP outside the United States. The activities performed by KPMG LLP personnel were directed and supervised by our Vice President, Internal Audit. Effective January 1, 2002, we discontinued the use of KPMG LLP to assist our Internal Audit function.



POLICY REGARDING PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

         Under Reader's Digest's Policy Regarding Pre-Approval of Audit and Non-Audit Services, our Audit Committee must pre-approve the audit and non-audit services to be performed by any accountant that has been engaged to audit our financial statements. The Audit Committee must also approve all other audit services to be rendered to Reader's Digest. Reader's Digest may not engage the auditor of its financial statements to perform any non-audit services that are prohibited by Section 10A(g) of the Securities and Exchange Act of 1934, including: (1) bookkeeping or other services related to our accounting records or financial statements; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions; (7) human resources; (8) broker-dealer, investment adviser, or investment banking services; (9) legal services; and (10) expert services unrelated to the audit.

         The pre-approval requirement is waived for DE MINIMIS non-audit services performed by the independent auditor, provided that (a) all such services do not aggregate to an amount determined by the Audit Committee that may not be more than five percent of total revenues paid by Reader's Digest to the independent auditor in the fiscal year when the non-audit services are provided, (b) such services were not recognized as non-audit services at the time of the engagement of the independent auditor to provide the services, and
(c) such services are promptly reported to the Audit Committee and approved prior to the completion of the audit.

         The Audit Committee may delegate its pre-approval authority to one or more of its members. The Audit Committee member to whom such authority is delegated must report any pre-approval determinations to the Audit Committee at its next regular meeting. The Audit Committee may not delegate pre-approval authority to Reader's Digest management.

         Under the Policy, each request for pre-approval must be detailed as to each particular service to be provided. Each pre-approval must be in writing.

                            EQUITY SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

         The following table shows, based on information reported to Reader's Digest by or on behalf of such persons, the ownership, as of September 26, 2003, of Reader's Digest's voting securities by the only persons known to Reader's Digest to be the beneficial owners of more than five percent of Reader's Digest Common Stock, the only class of voting securities of Reader's Digest outstanding. The information is as reported on a Schedule 13G filed with the Securities and Exchange Commission by each beneficial owner.


     NAME AND ADDRESS OF                   AMOUNT AND NATURE         PERCENT OF
      BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP       CLASS

Highfields Capital Management LP    8,327,431 shares                   8.43%
200 Clarendon Street, 51st Floor    (sole voting and investment
Boston, MA  02117(1)                power)

FMR Corp.                           5,843,161 shares                   5.91%
82 Devonshire Street                (32,158 sole voting and
Boston, MA  02109                   5,843,161 sole investment power

T. Rowe Price Associates, Inc.      5,519,230 shares                   5.58%
100 East Pratt Street               (1,457,030 sole voting and
Baltimore, MD  21202                5,519,230 sole investment power)

Boston Partners Asset
Management, L.P.                    5,377,156 shares                   5.34%
One Financial Center, 43rd Floor    (shared voting and investment
Boston, MA 02111                    power)

State Street Research & Management
Company                             4,944,761 shares                   5.00%
One Financial Center, 30th Floor   (sole voting and investment
Boston, MA  02111 (2)               power)

-----------
(1) We are party to an agreement with Highfields Capital Management LP and related entities (collectively, the "Highfields Entities"), dated as of June 4, 2003, pursuant to which we agreed, among other things, to (1) appoint Mr. Mayer to the Board and to the Corporate Governance and Compensation and Nominating Committees, (2) nominate Mr. Mayer for election as a Class 1 Director and solicit votes for his re-election at the 2003 Annual Meeting of Stockholders, and (3) appoint another Director to the Board no later than the 2003 Annual Meeting of Stockholders. The Agreement also provides that for a period of one year from the date of the Agreement, the Highfields Entities and their affiliates and associates, among other things: (1) will vote their Reader's Digest Common Stock in favor of the nominees of the Compensation and Nominating Committee for election to the Board, (2) will not engage in any proxy solicitation with respect to Reader's Digest, including at the 2003 Annual Meeting and, subject to their fiduciary obligation in connection with certain extraordinary transactions, will vote their shares in favor of any other matter recommended unanimously by the

      Board at any stockholder meeting, and (3) will not increase their beneficial ownership of Reader's Digest Common Stock to more than 10%.

(2) The beneficial owner may be deemed to have sole voting and dispositive power over the shares listed, but has disclaimed beneficial ownership of all such shares.


DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         The following table shows, as to the current Directors and nominees individually, the Named Executive Officers (as listed below in the Summary Compensation Table) and the current Directors and executive officers of Reader's Digest as a group, the equity securities of Reader's Digest that were beneficially owned by them as of September 26, 2003 (except as otherwise noted below).

                                                SHARES OF READER'S
     NAME OF BENEFICIAL OWNER(1)                DIGEST COMMON STOCK
     -----------------------                    -------------------
     Thomas O. Ryder........................................2,078,127(2)(3)
     Jonathan B. Bulkeley.......................................8,800(4)
     Herman Cain................................................8,300(4)
     Lynne V. Cheney...........................................10,580(4)
     M. Christine DeVita.......................................10,400(4)
     William E. Mayer..........................................13,950(4)
     James E. Preston..........................................17,400(4)
     Lawrence R. Ricciardi.....................................13,800(4)
     William J. White..........................................16,400(4)
     Ed Zschau.................................................12,500(4)
     Eric W. Schrier..........................................255,227(2)
     Thomas D. Gardner........................................301,464(2)
     Gary S. Rich.............................................285,475(2)
     Michael S. Geltzeiler.....................................99,320(2)
     All current Directors, nominees and executive
         officers as a group (21 persons)...................4,222,408(2)(3)
--------------
(1) "Beneficial ownership" has been determined in accordance with rule 13d-3 under the Securities Exchange Act of 1934. Each Director, nominee or officer had sole voting and investment power over the shares shown, except as noted below. Mr. Ryder beneficially owned 2.10% of the total outstanding shares of Reader's Digest Common Stock. Each other Director, nominee or Named Executive Officer beneficially owned less than 1% of the total outstanding shares of Reader's Digest Common Stock. All Directors, nominees and executive officers as a group owned 4.27% of the total outstanding shares of Reader's Digest Common Stock.

(2) Includes shares of Reader's Digest Common Stock underlying presently exercisable stock options as follows: Mr. Ryder, 1,477,500; Mr. Schrier, 134,900; Mr. Gardner, 192,876; Mr. Rich, 183,426; Mr. Geltzeiler, 27,450;
      and all Directors, nominees and current executive officers, 2,629,828. Includes restricted shares of Reader's Digest Common Stock as follows: Mr. Ryder, 216,970; Mr. Schrier, 113,424; Mr. Gardner, 94,885; Mr. Rich,
      87,931; Mr. Geltzeiler, 70,288; and all Directors, nominees and current executive officers, 993,437. SEE "Executive Compensation--Summary Compensation Table."

(3) Includes 470,000 shares underlying options held by The Thomas O. Ryder 1998 Family Trusts.

(4) Includes shares of deferred stock as follows: 1,750 shares granted as of April 1, 2003 for Mr. Bulkeley, Mr. Cain, Ms. Cheney, Ms. DeVita, Mr. Preston, Mr. Ricciardi, Mr. White, and Mr. Zschau and 2,250 shares granted as of July 1, 2003 for Mr. Mayer. See "Compensation of Directors."



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         During fiscal 2003, A.L. Perruzza, an officer of Reader's Digest subject to Section 16 of the Securities Exchange Act of 1934, filed one late report of a transaction in which he disposed of beneficial ownership of 3,600 shares of Reader's Digest Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information for each of the fiscal years ended June 30, 2003, 2002 and 2001 concerning the compensation of the individuals whose compensation is required to be disclosed pursuant to Securities and Exchange Commission regulations (collectively, the "Named Executive Officers").


 =================================== ======== =================================== ==================================== =============
                                                     Annual compensation                  Long-term compensation
                                              ----------------------------------- ------------------------------------ -------------
                                                                                         Awards(1)            Pay-outs
                                                                                   ----------------------- -------------
                                       Fiscal                             Bridge
                                       Year                               Plan    Restricted    Options/                  All Other
                                       Ended                             in Lieu     Stock        SARs         LTIP      Compen-
    Name and principal position       June 30    Salary      Bonus     of LTIP(3)    Award          #        Pay-outs    sation(2)
------------------------------------- -------- ---------- ----------- ------------ ------------ ---------- ------------- ---------

Thomas O. Ryder                        2003    $775,385    $656,125    $656,125   $2,058,732(4)    200,000           $0   $18,505
CHAIRMAN AND CHIEF EXECUTIVE OFFICER   2002    $750,000    $725,000          $0           $0       400,000     $261,509   $18,263
                                       2001    $742,307          $0          $0           $0       250,000   $1,516,093   $13,883

 Eric W. Schrier                       2003    $413,846    $240,500    $240,500   $1,029,366(4)     50,000           $0    $7,650
 PRESIDENT, NORTH AMERICA AND SENIOR   2002    $376,765    $224,000          $0     $366,917(4)     79,800      $63,724   $41,555(6)
 VICE PRESIDENT AND GLOBAL             2001    $355,923          $0          $0           $0        60,000     $339,170  $200,119(6)
 EDITOR-IN-CHIEF (5)

 Thomas D. Gardner                     2003    $389,231    $187,000    $187,000     $823,493(4)     40,000           $0    $8,215
 PRESIDENT, INTERNATIONAL AND SENIOR   2002    $364,808    $140,000          $0     $359,721(4)     52,350      $66,523    $8,109
 VICE PRESIDENT (7)                    2001    $316,154          $0          $0           $0        38,000     $417,224   $15,995

 Gary S. Rich                          2003    $363,942    $164,300    $164,300     $823,493(4)     40,000           $0    $9,036
 PRESIDENT, QSP AND SENIOR VICE        2002    $330,654    $162,000          $0     $318,609(4)     52,350      $66,523    $5,707
 PRESIDENT, HUMAN RESOURCES (8)        2001    $308,462          $0          $0           $0        45,000     $417,224    $5,663

 Michael S. Geltzeiler                 2003    $346,923    $154,000    $154,000     $823,493(4)     40,000           $0    $5,875
 SENIOR VICE PRESIDENT AND CHIEF       2002    $266,539    $133,300          $0      $51,500(4)     34,900      $22,160  $81,012(10)
 FINANCIAL OFFICER (9)
==================================== ======== ========== =========== ============ ============== ========== ============= ==========

(1) All awards are made in or with respect to shares of Reader's Digest Common Stock.

(2) Except as otherwise noted below, consists of amounts contributed by Reader's Digest to our Employee Ownership Plan and 401(k) Partnership for the accounts of Mr. Ryder, $7,892, Mr. Schrier, $7,650, Mr. Gardner, $8,215, Mr. Rich, $8,184, and Mr. Geltzeiler, $5,875, and for the cost to purchase group universal life insurance coverage for the benefit of Mr. Ryder, $10,613, Mr. Gardner, $978, and Mr. Rich, $852.

(3) Payments made under the Bridge Plan in lieu of award opportunities under the Long-Term Incentive Plan for two three-year performance periods (2001-2003 and 2002-2004), which were canceled and replaced with an award relating to a two-year performance period (2003-2004) and a transitional award relating to operating performance for fiscal 2003. Additional information appears under the caption "Report of the Compensation and Nominating Committee--Long-Term Incentives."


(4) The 2003 restricted stock awards shown are valued at the closing market price of Reader's Digest Common Stock on the New York Stock Exchange on the date of grant and reflects shares granted as follows: Mr. Ryder, 131,970; Mr. Schrier, 65,985; Mr. Gardner, 52,788; and Mr. Rich, 52,788;
      and Mr. Geltzeiler, 52,788. Under their terms, these shares will vest 50% on July 25, 2005 and 50% on July 25, 2006. As of June 30, 2003, based on the closing price of Reader's Digest Common Stock on the NYSE on June 30, 2003, the number of shares and market value of the restricted stock held were as follows: Mr. Ryder, 131,970 shares valued at $1,778,956; Mr. Schrier, 83,424 shares valued at $1,124,556; Mr. Gardner, 69,885 shares valued at $942,050; Mr. Rich, 67,931 shares valued at $915,710; and Mr. Geltzeiler, 55,288 shares valued at $745,282. The holders are not entitled to receive dividends on the restricted stock.


(5) Mr. Schrier joined Reader's Digest as a Senior Vice President and Editor-in-Chief in April 2000. He became President, U.S. Magazines in February 2002 and President, North America in February 2003.


(6) Includes relocation-related payments and related tax reimbursement totaling $33,256 for 2002 and $197,982 for 2001.


(7) Mr. Gardner is currently a Senior Vice President of Reader's Digest and President, International. He was President, North America Books and Home Entertainment before February 2003 and President, U.S. New Business Development before January 2001.


(8) Mr. Rich is currently Senior Vice President, Global Human Resources and President, QSP since February 2002. He was Senior Vice President, Human Resources and Global Communications before February 2002.


(9) Mr. Geltzeiler joined Reader's Digest as Senior Vice President and Chief Financial Officer in September 2001.


(10) Includes $75,000 to replace compensation from Mr. Geltzeiler's previous employer that was forgone in connection with Mr. Geltzeiler's employment by Reader's Digest.

STOCK OPTIONS AND SARS GRANTED IN LAST FISCAL YEAR

         The following table sets forth information concerning stock options and stock appreciation rights granted during the fiscal year ended June 30, 2003 to the Named Executive Officers.


 ============================ ============================================ ==========================================

                                           Individual grants
                              --------------------------------------------
                                                                                     Potential realizable
                                          Percent                           value at assumed annual rates of stock
                                          of total                         price appreciation for option/SAR term(2)
                                          options/
                                                                           ------- ---------------- -----------------
                                         SARs        Exercise
                              Options/   granted        or
                                SARs     to           Base
                              granted    employees    price    Expiration
            Name               (#) (1)   in fiscal    ($/sh)      Date       0%         5%(3)            10%(4)
                                            year

 ---------------------------- ---------- ----------- --------- ----------- ------- ---------------- -----------------
 Thomas O. Ryder               200,000      9.91%     15.98     8/13/12      $0       $5,206,000        $8,290,000

 Eric W. Schrier                50,000      2.48%     15.98     8/13/12      $0       $1,301,500        $2,072,500

 Thomas D. Gardner              40,000      1.98%     15.98     8/13/12      $0       $1,041,200        $1,658,000

 Gary S. Rich                   40,000      1.98%     15.98     8/13/12      $0       $1,041,200        $1,658,000

 Michael S. Geltzeiler          40,000      1.98%     15.98     8/13/12      $0       $1,041,200        $1,658,000

 All Common Stockholders(5)      --          --         --         --        $0      $1.0 billion      $2.5 billion

 ============================ ========== =========== ========= =========== ======= ================ =================


(1) All options and SARs are granted with respect to Reader's Digest Common Stock. The options vest with respect to 25% of the related shares on each of the first four anniversaries of the grant date.

(2) The values shown are based on the assumed hypothetical compound annual appreciation rates of 5% and 10% prescribed by Securities and Exchange Commission rules. These hypothetical rates are not intended to forecast either the future appreciation, if any, of the price of Reader's Digest Common Stock or the values, if any, that may actually be realized upon such appreciation, and there can be no assurance that the hypothetical rates will be achieved. The actual value realized upon exercise of an option or SAR will be measured by the difference between the price of Reader's Digest Common Stock and the exercise price on the date the option or SAR is exercised.

(3) For the values stated in this column to be realized, the price of Reader's Digest Common Stock would have to appreciate from $15.98 to $26.03 during the 10-year option term.

(4) For the values stated in this column to be realized, the price of Reader's Digest Common Stock would have to appreciate from $15.98 to $41.45 during the 10-year option term.

(5) For "All Common Stockholders," the potential realizable values have been calculated on the basis of the same price at which stock options and SARs were granted to the Named Executive Officers and on the basis of the total number of shares of Reader's Digest Common Stock outstanding on June 30, 2003. An increase in the price of Reader's Digest Common Stock will benefit all holders of such stock and all option holders commensurately.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                           YEAR-END OPTION/SAR VALUES

         The following table sets forth information concerning stock options and SARs exercised during the fiscal year ended June 30, 2003 and the fiscal year-end value of unexercised options and SARs for the Named Executive Officers.

 ============================ =========== ============ ============================= ==============================

                                                          Number of unexercised          Value of unexercised
                                Shares                    options/SARs at fiscal       in-the-money options/SARs
                              Acquired                           year end                 at fiscal year end
                                  on         Value
                                                       ----------------------------- ------------------------------
                                                       ------------- --------------- -------------- ---------------
            Name               Exercise    Realized    Exercisable   Unexercisable    Exercisable   Unexercisable

 ---------------------------- ----------- ------------ ------------- --------------- -------------- ---------------
 Thomas O. Ryder                  --          --        1,325,000         765,000             $0              $0

 Eric W. Schrier                  --          --           87,450         152,350             $0              $0

 Thomas D. Gardner               --           --          150,663         128,387             $0              $0

 Gary S. Rich                     --          --          139,463         111,387             $0              $0

 Michael S. Geltzeiler           --           --            8,725          66,175             $0              $0

 ============================ =========== ============ ============= =============== ============== ===============

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         The following table sets forth information concerning long-term incentive plan awards made during the fiscal year ended June 30, 2003 to each of the Named Executive Officers.

 ============================ ============== =================== ===================================================

                                                Performance           Estimated future payouts under non-stock
                                Number of         or other                       price-based plans
                              shares, units     period until
                                                                 ---------------------------------------------------
                                                                 ---------------- ----------------- ----------------
                                or other       maturation or
            Name                rights(1)          payout         Threshold(2)       Target(2)        Maximum(2)

 ---------------------------- -------------- -------------------
                                                                 ---------------- ----------------- ----------------
 Thomas O. Ryder                 89,233      7/1/02 - 6/30/04         44,617         89,233             267,699

 Eric W. Schrier                 38,866      7/1/02 - 6/30/04         19,433         38,866             116,598

 Thomas D. Gardner               28,654      7/1/02 - 6/30/04         14,327         28,654              85,962

 Gary S. Rich                    22,308      7/1/02 - 6/30/04         11,154         22,308              66,924

 Michael S. Geltzeiler           19,334      7/1/02 - 6/30/04          9,667         19,334              58,002

 ============================ ============== =================== ================ ================= ================

(1) Represents target awards of Performance Shares under the 1994 Key Employee Long Term Incentive Plan. Performance Shares are awards equivalent to the value of Reader's Digest Common Stock based on the average closing price of such shares over the last 20 trading days of the applicable Performance Cycle or awards of shares of Reader's Digest Common Stock (subject to such transfer restrictions and other restrictions as the Compensation and Nominating Committee may determine).

(2) Threshold, target or maximum award opportunities are funded from a pool that is based on Reader's Digest's operating income achievement during the Performance Cycle relative to the performance goals. Individual awards vary by participant with the majority of the award based on Reader's Digest's consolidated operating income results, and the balance of the award based on the Chief Executive Officer's determination of the business unit or function's contributions to Reader's Digest's overall operating income results.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth information as of June 30, 2003, with respect to compensation plans under which equity securities of Reader's Digest may be issued. All equity securities to be issued under the plans are with respect to Reader's Digest Common Stock.

======================================================================================================================

                                        EQUITY COMPENSATION PLAN INFORMATION
----------------------------------------------------------------------------------------------------------------------
------------------------------- ---------------------------- ------------------------ --------------------------------

                                                                                      Number of securities remaining
                                                                                       available for future issuance
                                Number of securities to be      Weighted-average         under equity compensation
                                  issued upon exercise of       exercise price of       plans (excluding securities
                                   outstanding options,       outstanding options,       reflected in column (a))
                                    warrants and rights        warrants and rights                  (C)
Plan category                               (A)                        (B)
------------------------------- ---------------------------- ------------------------ --------------------------------
------------------------------- ---------------------------- ------------------------ --------------------------------

Equity compensation plans
approved by security holders
                                        13,563,786                    $25.21                     8,203,636(1)
------------------------------- ---------------------------- ------------------------ --------------------------------
------------------------------- ---------------------------- ------------------------ --------------------------------

Equity compensation plans not
approved by security holders
                                                 0                     --                                0
------------------------------- ---------------------------- ------------------------ --------------------------------
------------------------------- ---------------------------- ------------------------ --------------------------------

Total                                   13,563,786                    $25.21                     8,203,636
=============================== ============================ ======================== ================================

(1) Includes 2,551,756 shares available for future grants under the 1994 Key Employee Long Term Incentive Plan and 4,500,000 shares available for future grants under the 2002 Key Employee Long Term Incentive Plan. These plans provide for the grant of stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards. Includes 205,550 shares available for future grant under the Director Compensation Program, which is described under the caption "Compensation of Directors." Includes 727,282 shares available for issuance under the Reader's Digest Employee Stock Purchase Plan, which permits U.S. employees to purchase shares from Reader's Digest at a discount. Includes 219,048 shares available for issuance under Reader's Digest's International Employee Stock Ownership Plan, which comprises our international employee stock purchase plans for non-U.S. employees and our U.K. Share Incentive Plan, which provides for compensatory share awards to U.K. employees.

RETIREMENT PLANS

         Reader's Digest maintains The Reader's Digest Association, Inc. Retirement Plan (the "Qualified Retirement Plan"), which provides benefits for eligible employees. Through June 30, 1999, the Qualified Retirement Plan was structured as a traditional defined benefit plan with benefits determined primarily by average final compensation and years of service. Effective July 1, 1999, the Qualified Retirement Plan was amended so that the present value of accrued benefits under the Qualified Retirement Plan was converted to a cash balance account.

         Under the amended Qualified Retirement Plan, each participant's account is credited with a percentage of the participant's base pay paid in that month. The percentage is determined by the age of the participant. The following table shows the percentages used to determine credits at the ages indicated.

                      AGE                PERCENTAGE
                      ---                ----------
                   Under 30                   3%
                   30-34                      4%
                   35-39                      5%
                   40-44                      6%
                   45-49                      8%
                   50-54                     10%
                   55 and over               12%

         As of July 1, 2003, the ages of the Named Executive Officers were the following: Mr. Ryder, 59; Mr. Schrier, 51; Mr. Gardner, 45; Mr. Rich, 42; and Mr. Geltzeiler, 44.

         In addition, each participant's cash balance account is credited with interest on a monthly basis. The amount of interest is computed by multiplying the value of the cash balance account as of the beginning of the month by the average yield on one-year Treasury Constant Maturities during the 13 weeks ending with the last Friday of the preceding calendar quarter plus 100 basis points divided by 12. For the second calendar quarter of 2003, the monthly interest credit is 0.18 percent.

         Amounts calculated under the retirement formula that exceed the limits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), will be paid under the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. (the "Excess Benefit Plan") from Reader's Digest's assets.

         At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or an equivalent annuity. The estimated annual benefits payable under the Qualified Retirement Plan and the Excess Benefit Plan at normal retirement age for each of the Named Executive Officers is as follows: Mr. Ryder, $108,208; Mr. Schrier, $83,993; Mr. Gardner, $123,724; Mr. Rich, $107,984; and Mr. Geltzeiler, $84,529.

         Effective July 1, 1992, Reader's Digest adopted The Reader's Digest Executive Retirement Plan (the "1992 Executive Retirement Plan"). Effective October 1, 1999, Reader's Digest adopted The Reader's Digest Association, Inc. Executive Cash Balance Retirement Plan (the "1999 Executive Retirement Plan"). Mr. Ryder participates in the 1992 Executive Retirement Plan and Messrs. Schrier, Gardner and Rich participate in the 1999 Executive Retirement Plan. Benefits under the 1992 Executive

Retirement Plan are based on compensation (consisting of salary and bonus) and years of service. Benefits are reduced by benefits payable under the Qualified Retirement Plan, the Excess Benefit Retirement Plan and certain other Reader's Digest-provided retirement benefits. Because of the nature of the interdependency among the 1992 Executive Retirement Plan, the Qualified Retirement Plan and the Excess Benefit Plan, it is not possible to present estimated benefits under the 1992 Executive Retirement Plan in tabular format. Benefits payable under the 1992 Executive Retirement Plan, after the reductions for benefits payable under other plans, are currently estimated at $699,454 for Mr. Ryder. These amounts are based on the assumption that payment under the 1992 Executive Retirement Plan will commence upon retirement at age 65, that the 1992 Executive Retirement Plan will continue in force in its present form and that benefits will be paid in the form of a single life annuity. Benefits under the 1999 Executive Retirement Plan are in the form of an annual contribution to each participant's account each September 30 based on the participant's compensation (consisting of salary and bonus). This contribution is reduced by the annual contributions made to the cash balance accounts of the Qualified Retirement Plan and the Excess Benefit Retirement Plan. One half of the investment growth in the account is based on the return on Reader's Digest Common Stock and one half is tied to investment elections made by the participant. Accrued benefits under the 1999 Executive Retirement Plan are currently estimated at $204,473 for Mr. Schrier, $243,089 for Mr. Gardner and $213,714 for Mr. Rich.

EMPLOYMENT AGREEMENT

         On April 28, 1998, Reader's Digest entered into an employment agreement with Mr. Ryder as Chairman of the Board and Chief Executive Officer of Reader's Digest (the "Ryder Agreement"). The Ryder Agreement has an initial term of three years, which may be terminated earlier under certain circumstances. At the end of the initial three-year period, the term is subject each year to an automatic extension of one year unless one party notifies the other of its intention to terminate the Ryder Agreement.

         Pursuant to the Ryder Agreement, Mr. Ryder receives an annual base salary of at least $700,000 and the opportunity to earn an annual bonus under Reader's Digest's annual incentive compensation plan. As provided for under the Ryder Agreement, awards of stock options will be granted to Mr. Ryder at the discretion of the Compensation and Nominating Committee as part of Reader's Digest's annual stock option program. Under the Ryder Agreement, Mr. Ryder is entitled to all of the employee benefits, fringe benefits and perquisites provided by Reader's Digest to other senior executives.

         The Agreement provides that in the event Mr. Ryder's employment is terminated by Reader's Digest without "cause" or by Mr. Ryder with "good reason" (a "Qualifying Termination"), Reader's Digest will pay to Mr. Ryder an amount in cash equal to three times base salary plus two times annual bonus. The latter component of the severance payment must equal the greater of (i) the highest annual bonus paid to Mr. Ryder during the three years preceding his termination and (ii) the originally approved target amount of the highest award under the annual incentive compensation plan outstanding on the date of termination. In the event Mr. Ryder's employment is terminated as the result of his death or "disability," all of his outstanding and unvested stock options and restricted stock become immediately vested. Generally, in the event of a Qualifying Termination, all of his stock options and shares of restricted stock that are unvested as of the date of such termination will continue to vest during the two-year period immediately following the date of termination. Also, Mr. Ryder will receive payment of his outstanding long term incentive compensation on a prorated basis. If Mr. Ryder's employment is terminated other than by Reader's Digest for cause or by Mr. Ryder without good reason, Mr. Ryder and his beneficiaries will be entitled to continued welfare benefits for a period of two years.

         Under the Ryder Agreement, if Mr. Ryder's employment is terminated on or after age 60 for any reason other than for cause, Reader's Digest must pay Mr. Ryder (or, if the event of termination is his death, his estate) an amount equal to the difference between (x) the monthly retirement benefit Mr. Ryder would accrue (without regard to vesting) under the Qualified Retirement Plan, the Excess Benefit Retirement Plan and the 1992 Executive Retirement Plan, or replacements for those plans, based on his actual service with Reader's Digest plus, if Mr. Ryder's employment is terminated either by Reader's Digest without cause or by him for good reason, two years, and (y) the amount that he (or his beneficiary) actually receives under those plans. Any such amount will be payable at the same time and in the same form as such payments would have been made under the Qualified Retirement Plan, but will not be subject to any requirements of vesting or any forfeitures. In the event Mr. Ryder's employment is terminated prior to age 60 either by Reader's Digest without cause or by Mr. Ryder for good reason, Mr. Ryder will be credited with two additional years of credited service for all purposes (including eligibility and vesting) under the Executive Retirement Plan. If, after taking into consideration the additional credited service, Mr. Ryder is not deemed to have been terminated after the date on which his age plus years of service equals at least 65 (the "Early Retirement Date"), Mr. Ryder (or his beneficiary) will receive a lump sum payment in the amount of the equivalent actuarial value (as determined under the Qualified Retirement Plan) of pension credits that would have been earned under the 1992 Executive Retirement Plan through the end of the two-year severance period. If after taking into consideration the two additional years of credited service, Mr. Ryder is deemed to have been terminated after his Early Retirement Date (and, in fact, was terminated prior to age 60), Mr. Ryder will receive a benefit under the terms of the 1992 Executive Retirement Plan in the form of a life annuity. In the event Mr. Ryder's employment is terminated prior to age 60 for any reason other than by Reader's Digest without cause or by Mr. Ryder for good reason, Mr. Ryder will be entitled to receive benefits under the terms of the Qualified Retirement Plan, the Excess Benefit Retirement Plan and the 1992 Executive Retirement Plan that generally apply to other senior executives.

         The Ryder Agreement also provides that Mr. Ryder will be a participant in the Severance Plan and the Income Continuation Plan described below under "Severance Arrangements" and "Income Continuation Plans." Benefits paid under those plans will be credited against termination benefits payable under the Ryder Agreement.

         Under the terms of our 1994 Key Employee Long Term Incentive Plan and our 2002 Key Employee Long Term Incentive Plan, in the event of a "change in control" of Reader's Digest, all unvested stock options held by Mr. Ryder will become immediately vested and exercisable and all restrictions on shares of restricted stock held by Mr. Ryder will immediately lapse. All of the stock options and restricted stock held by Mr. Ryder as of the record date were granted under the 1994 Key Employee Long Term Incentive Plan.

SEVERANCE ARRANGEMENTS

         Reader's Digest has entered into an agreement with each of Messrs. Schrier, Gardner, Rich and Geltzeiler that provides generally that, if his employment is terminated by him for "good reason" or by Reader's Digest except for "cause" (as such terms are defined in the agreement), he will be entitled to receive for a severance period of two years from termination (1) bi-weekly severance payments at the rate of his highest annual base salary within 12 months prior to termination plus the higher of the highest annual bonus paid to him within three years prior to termination or his current annual bonus target and (2) benefits equivalent to continued participation in all welfare employee benefit plans. He will also receive a prorated target annual bonus for the year in which termination occurs. Each agreement also provides for the inclusion of the severance period for purposes of credited service and age for determining eligibility under the Qualified Retirement Plan and the Excess Benefit
Retirement Plan. Benefits paid under the agreement are in lieu of any other severance or termination benefits except those under the 2001 Income Continuation Plan (described below). If his employment terminates for cause (as defined in the agreement), he will forfeit any benefits under the 1999 Executive Retirement Plan. Each agreement also provides that, if he engages in any detrimental activity (as defined in the agreement) through the one-year period after any payment under the agreement, Reader's Digest may decline to make any payment otherwise due under the agreement and may recover any payment made under the agreement within two years of the detrimental activity.

INCOME CONTINUATION PLAN

         Under The Reader's Digest Association, Inc. 2001 Income Continuation Plan for Senior Management (the "2001 Income Continuation Plan"), each of the eligible members of Reader's Digest senior management, including the Named Executive Officers, whose employment is terminated involuntarily (other than for cause, disability, retirement or death) within 24 months following a change in control of Reader's Digest, or who terminates employment within 120 days following constructive termination and within 24 months following a change in control of Reader's Digest, will be entitled to receive a payment of (a) a prorated annual bonus at the higher of the current year's target bonus or the average of the three highest annual bonuses paid in the preceding five years,
(b) three full years' annual base salary, and (c) three times the higher of the current year's target bonus or the average of the three highest annual bonuses paid in the preceding five years. A participant will also be entitled to certain additional benefits, including (a) three years' extended medical, dental and group life insurance coverage, (b) vesting of the account balance under the Qualified Retirement Plan and the Excess Benefit Retirement Plan and additional payment of the amount of 1.5 times one year's contribution credits to the plan account, (c) for participants under the 1992 Executive Retirement Plan, three years' age and service credit for accrual and eligibility, including eligibility for retiree medical benefits, (d) for participants in the 1999 Executive Retirement Plan, vesting of the entire account balance and additional payment of the amount of 1.5 times one year's contribution credits to the plan account, and
(e) a gross-up payment for any excise tax (including interest and penalties) imposed by Section 4999 of the Internal Revenue Code on any amount subject to
Section 280G(b)(2) of the Internal Revenue Code. A participant receiving benefits under the 2001 Income Continuation Plan will not be entitled to receive benefits under any other Reader's Digest severance or employment plan or agreement, unless the plan or agreement provides otherwise.

         Under the 2001 Income Continuation Plan, stock options, stock appreciation rights, performance units, performance shares, restricted stock and other awards under The Reader's Digest Association, Inc. Key Employee Long Term Incentive Plans also generally become immediately vested upon a change in control.

TRANSACTIONS WITH MANAGEMENT AND OTHER RELATED PARTIES

         In connection with the employment of Michael S. Geltzeiler as Senior Vice President and Chief Financial Officer of Reader's Digest, we have agreed to assist Mr. Geltzeiler in collecting amounts due from his prior employer and to pay Mr. Geltzeiler up to $400,000 in cash and $125,000 in restricted stock if corresponding amounts are not collected from the prior employer. We have agreed to incur legal expenses of no more than $50,000 to provide this assistance and, if any legal fees that have already been paid to Mr. Geltzeiler's counsel by Mr. Geltzeiler's former employer are required to be returned, we will pay those fees.

         On October 15, 2002, we entered into a revised agreement with the DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. (the Funds) providing for a series of actions that resulted in all shares of our Class B Voting Common Stock (Class B Stock) and Class A Nonvoting Common Stock (Class A Stock) being recapitalized into a single class of Reader's Digest Common Stock with one vote per share. At the time, the Funds beneficially owned in the aggregate 50% of the Class B Stock outstanding and approximately 12.1% of the Class A Stock outstanding.

         The October 15, 2002 recapitalization agreement revised the recapitalization agreement that we entered into with the Funds on April 12, 2002. The terms of the revised recapitalization agreement were negotiated on our behalf by a special committee of our Directors who were independent of the Funds. The revised recapitalization transactions were the result of arm's-length negotiation. The transactions contemplated by the October recapitalization agreement were completed on December 13, 2002. As a result:

o We repurchased approximately 4.6 million shares of Class B Stock from the Funds for $100 million in cash in the aggregate;
o Each share of Class A Stock was recapitalized into one share of Reader's Digest Common Stock having one vote per share;
o Each remaining share of Class B Stock was recapitalized into 1.22 shares of Reader's Digest Common Stock having one vote per share; and
o We amended our charter to, among other things, reflect the reclassification of the stock, divide our Board of Directors into three classes and eliminate action by written consent of our stockholders.

         Also under the terms of the October recapitalization agreement, we agreed to use our reasonable best efforts to cause one nominee of the Funds to be elected to the Board until the earlier of our 2004 Annual Meeting of Stockholders and the time at which the Funds jointly own less than 10% of the outstanding Reader's Digest Common Stock. We also granted the Funds registration rights with respect to the shares of Reader's Digest Common Stock owned by them after the recapitalization. On September 23, 2003, The Wallace Foundation (which was formed by the merger of the Funds) sold their remaining shares of Reader's Digest Common Stock in a secondary public offering pursuant to their registration rights. As a result, The Wallace Foundation no longer owns any shares of Reader's Digest Common Stock and their rights with respect to a nomination to the Board of Directors of Reader's Digest have ceased. At the time the revised recapitalization agreement was entered into, Ms. DeVita was President, and she and C.J. Silas were members and directors, of the Funds. Ms. DeVita and Mr. Silas were also Directors of Reader's Digest. Mr. Silas did not stand for reelection to our Board at the 2002 Annual Meeting and Ms. DeVita will retire from our Board at the 2003 Annual Meeting.

         Four legal actions were commenced against us, our Directors and the Funds challenging the original recapitalization transaction announced in April 2002. Three of the four actions were purported class actions; the fourth action was brought by individual stockholders. The parties in two of the three class actions, which were brought on behalf of holders of Class B Stock, entered into a memorandum of understanding setting forth agreements in principle, subject to court approval, with respect to the settlement of those actions. The third class action, which was brought on behalf of holders of Class A Stock, was dismissed with prejudice by the Court of Chancery of the State of Delaware pursuant to a comprehensive settlement agreement that was approved by the Court of Chancery on February 12, 2003. The fourth action was voluntarily dismissed.

         See also "Equity Security Ownership--Principal Stockholders."

               REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

EXECUTIVE COMPENSATION PHILOSOPHY

         Reader's Digest's executive compensation program is designed to offer market competitive compensation opportunities, which are tied to individual, financial and stock performance. The purposes of the program are to:

         o Retain and attract high caliber executive talent critical to the success of Reader's Digest.

         o Direct executive attention on performance measures that are important to stockholders.

         o Reward executives for improvement in financial performance that leads to increases in the return to stockholders.

         o Promote stock ownership to foster commonality of interests between executives and stockholders.

         Reader's Digest's executive compensation philosophy is to provide total compensation opportunities competitive with those provided in the markets in which Reader's Digest competes for business and for executive resources. The principal objective of the executive compensation program is to attract and retain top caliber executive talent and to motivate and reward the achievement of exceptional results. Reader's Digest is committed to placing a majority of total compensation at risk by linking incentives to stock performance and to the achievement of financial, operational and strategic goals that will ultimately create shareholder value. In addition, the program attempts to recognize and reward exceptional individual contributions.

         Reader's Digest's incentive compensation programs for executive officers are designed to reward participants on the basis of individual and corporate performance that benefits Reader's Digest and its stockholders. The Compensation and Nominating Committee (the "Committee") believes that it is desirable for executive compensation to be deductible for federal income tax purposes, but only to the extent that achieving deductibility is practicable, consistent with Reader's Digest's overall compensation objectives, and in the best interests of Reader's Digest and its stockholders. Accordingly, although the Committee retains discretion to provide compensation programs intended to achieve corporate goals regardless of tax deductibility, the Committee may from time to time take appropriate action intended to qualify compensation as "performance based" for tax deductibility as within the meaning of Section 162(m) of the Internal Revenue Code or action that results in the disqualification of compensation.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

         The principal components of the executive compensation program are: base salary, annual incentive bonus and long-term incentive compensation. The Committee annually receives information from Reader's Digest and from external compensation consultants on the competitiveness of the level and structure of total annual executive compensation, specifically, as it compares with that of a selected group of peer companies with which Reader's Digest competes for business and for executive talent. These peer companies include but are not limited to those media and publishing companies reflected in the performance graph appearing elsewhere in this Proxy Statement. Periodically, the Committee meets with an outside consultant to assess the competitiveness of the executive compensation program and its effectiveness in linking pay to total stockholder return.

BASE SALARY

         Base salaries are targeted at the median of competitive market data. Salary opportunities are set by annual comparison to external rates of pay for comparable positions. Annually, the Committee reviews and approves individual salary adjustments for executive officers and members of senior management. Salary increases are based on a consideration of individual competencies, performance, potential, value-added contributions, changes in responsibility, as well as general movement in external salary levels. Decisions regarding salary adjustments for executive officers and senior management are consistent with the salary increase guidelines in effect for all employees, established each year by Reader's Digest. The annual salary increase guidelines are consistent with competitive salary management practices. It is the Committee's belief that base salary increases should not be the primary source of compensation growth for senior executives.

         Following a review of competitive senior management total compensation, and taking into account performance and individual contributions, the Committee approved base salary adjustments for fiscal 2003 for executive officers and certain members of senior management. The increases were in line with Reader's Digest's annual salary increase guidelines and salary increase budget, reflecting the Committee's desire to place less emphasis on salary while continuing to ensure that salaries are competitive.

ANNUAL BONUS

         Annual performance incentives are designed to reinforce Reader's Digest's risk/reward orientation, and to focus the attention of participants on achieving key performance objectives. Annual bonus targets under the Management Incentive Compensation Plan and the Senior Management Incentive Plan (collectively referred to as the "MIP") are periodically adjusted to position Reader's Digest competitively against peer companies. Annual bonus targets vary by position and level of responsibility. The primary purpose of these awards is to deliver competitive compensation for achieving company and business unit financial objectives and individual performance goals, which the Committee believes are primary drivers of shareholder value creation over time. Incentive opportunity under the MIP has both upside potential and downside risk. The upside potential - up to 200% of target - can be attained if performance goals are substantially outperformed. The downside risk is that employees may not receive an annual bonus depending on Reader's Digest's performance, the performance of their units and their individual performances.

         One-half of each business unit's bonus pool is based on Reader's Digest's overall financial performance relative to the prior year's results and expectations established by the Committee at the start of the fiscal year. A strong emphasis is placed on improving Reader's Digest's operating income results. The remainder of each unit's pool is funded based on an assessment of the unit's overall performance in the following areas:

o Financial performance relative to prior year and relative to expectations;
o The results of the annual worldwide employee survey relative to improvement targets and specific actions taken at the business unit level to improve employee satisfaction and commitment;
o Results of certain relevant performance metrics specific to each business unit and designed to drive long-term growth in the business.

         At the completion of the fiscal year, after considering Reader's Digest's annual performance and after reviewing the individual business unit assessments against the criteria outlined above, the Committee approves the total incentive pool available for annual bonuses under the MIP.

         Once the overall pool is determined, individual awards are decided based upon a review of individual performance against annual goals, which include financial, operational and strategic management objectives. Individual awards may range from 0% - 200% of targeted levels and are made in the sole discretion of the Committee.

         After reviewing Reader's Digest's overall performance during fiscal 2003, that in the aggregate was below the financial objectives established at the beginning of the fiscal year, the Committee approved the funding of annual bonus pools below the target incentive level provided for under the MIP. The Committee approved individual awards for executive officers and other members of senior management that reflect Reader's Digest's below target performance, their own unit's performance as well as their own individual accomplishments.

LONG-TERM INCENTIVES

         The purpose of the long-term incentive component is to closely align the long-term interests of executives with those of stockholders. Reader's Digest uses a combination of vehicles to deliver competitive long-term incentive compensation, targeted between the median and the top of the third quartile of general industry levels.

         For senior executive officers, the long-term incentive consists of two elements: stock options and a multi-year performance Long Term Incentive Plan (the "LTIP"). The annual stock option program reinforces Reader's Digest's long-term performance orientation, provides the opportunity for participants to share in the value created for stockholders and provide the opportunity to exceed targeted competitive pay if stock performance exceeds expectations. The LTIP program uses, performance shares or share equivalents which are awarded at the beginning of multi-year performance cycles to a limited group of top executives. Payouts at the completion of a cycle are made in cash and are based on the extent to which the performance goals are achieved. The value of awards is based on the stock price at the end of the performance cycle, further strengthening the linkage between executive incentives and stockholder value creation.

         At the beginning of fiscal 2003, a new two-year LTIP design was introduced in order to replace two canceled three-year performance cycles (2001-2003 and 2002-2004) issued under the previous LTIP design. Payouts under this new LTIP design will be determined based on consolidated operating income results and business/functional contributions towards these results. The first cycle under this new plan design is 2003-2004, with a payout scheduled for August 2004. A one-year "Bridge Plan" payment was made in August 2003 in order to transition participants from the previous LTIP to the new LTIP design. Each participant's Bridge Plan payment is equal to the individual award earned under the fiscal 2003 MIP program.

         For senior managers who do not participate in LTIP, long-term incentives have been remixed from 100% stock options to 85% options and 15% restricted stock (deferred stock for senior managers residing outside of the U.S.). This gradual shift towards the usage of restricted stock is in response to market conditions as well as our desire to provide more meaningful incentive value to employees that is in direct alignment to shareholders, and promote retention of key talent.

         All individual equity grants for senior executive officers and senior managers are based on position and level of responsibility, as well as individual performance. Eligible participants include top management and other senior managers responsible for implementing operational plans designed to achieve Reader's Digest's long-term strategic objectives as approved by the Board of Directors.

         At the beginning of fiscal 2003, the Committee approved restricted stock awards for selected executive officers and other key employees, with the principal objective of aiding in the retention of the critical talent necessary to achieve Reader's Digest's strategic priorities over the next three to four years. The recipients of these awards were selected on the basis of individual performance, long term potential and key position skills. Generally one-half of the shares will vest after three years from the grant date, and the balance of the shares will vest after four years from the grant date.

FISCAL 2003 CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of Reader's Digest's Chief Executive Officer is based on the same factors as compensation for other executive officers. In setting the Chief Executive Officer's target annual compensation, the Committee seeks to be competitive with chief executive officer compensation in peer companies, and to place at least 80% of the Chief Executive Officer's compensation at risk by linking pay to the achievement of Reader's Digest's annual and long-term financial and operating goals and Reader's Digest stock price performance.

         The Committee's decisions about Mr. Ryder's compensation were made in accordance with Reader's Digest's executive compensation programs and philosophy and included the following:

         Mr. Ryder's base salary was increased by 4% for 2003, from $750,000 to $780,000. This increase is in line with the market for other comparable positions.

         After the close of the fiscal year, the Committee reviewed Reader's Digest's financial results against prior year results and against the expectations established for the fiscal year. The Committee determined that Mr. Ryder would receive an annual bonus for 2003 performance that was below the incentive target provided for his position and consistent with the overall incentive pool funding percentage under the MIP.

         The Committee approved long-term incentive awards for Mr. Ryder. These awards included payment under the Bridge Plan equal to the MIP payment for 2003, 200,000 stock options, awarded at the time of Reader's Digest's annual stock option grant and a performance share award opportunity for the 2003-2004 performance cycle under the revised LTIP. The number of performance shares granted is consistent with the target award guidelines in place for participants in this plan. Additionally, Mr. Ryder received a retention award of 131,970 shares of restricted stock.

                               THE COMPENSATION AND NOMINATING COMMITTEE:

                                James E. Preston, Chairman
                                M. Christine DeVita
                                William E. Mayer
                                William J. White

                                PERFORMANCE GRAPH

         The following graph compares the total return to stockholders (stock price plus reinvested dividends) on a $100 investment in each of the following:
Reader's Digest Common Stock, the S&P 500 Stock Index and the Dow Jones US Publishing Index from June 30, 1998 to June 30, 2003.


                              [GRAPH APPEARS HERE]

                                                  JUNE 30,   JUNE 30,    JUNE 30,   JUNE 30,   JUNE 30,    JUNE 30,
                                                    1998       1999        2000       2001       2002        2003
                                                    ----       ----        ----       ----       ----        ----
  The Reader's Digest Association, Inc............ 100.00      148.52     149.33      108.70      71.49      52.18
  Dow Jones US Publishing Index................... 100.00      103.65     107.45      115.14     120.72     126.12
  S&P 500......................................... 100.00      122.76     131.66      112.14      91.99      92.21

               SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

         Pursuant to Securities and Exchange Commission rules and Reader's Digest's By-Laws, proposals of and Director nominations by stockholders intended to be submitted at the 2004 Annual Meeting of Stockholders must be received by Reader's Digest at its principal executive offices on or before June 12, 2004 to be eligible for inclusion in Reader's Digest's notice of meeting, proxy statement and accompanying proxy card for that meeting or to be introduced from the floor at that meeting.

         Reader's Digest's By-Laws specify procedures for Director nominations or other business to be brought before an annual meeting of stockholders. The business must be a proper matter for stockholder action. A stockholder must give written notice to the Corporate Secretary of Reader's Digest at our principal executive offices not later than the close of business on the 60th day or earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. If, however, the date of the current year's annual meeting is more than 30 days before or more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 90th day prior to the current year's annual meeting and not later than the close of business on the later of the 60th day prior to the current year's annual meeting or the 10th day following the day on which Reader's Digest publicly announces the date of the current year's annual meeting.

         The notice must state (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules under that Act (including each person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of the stockholder, as they appear on Reader's Digest's books, and of the beneficial owner and (2) the class and number of shares of Reader's Digest that are owned beneficially and of record by the stockholder and the beneficial owner. The public announcement of an adjournment of an annual meeting will not commence a new time period for giving notice.

         Notwithstanding the foregoing, if the number of directors to be elected to our Board of Directors is increased and there is no public announcement (as defined in the By-Laws) by Reader's Digest naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the Corporate Secretary of Reader's Digest at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by Reader's Digest.

         Only persons who are nominated in accordance with the foregoing procedures as specified in the By-Laws will be eligible to serve as directors and business shall be conducted at a meeting of stockholders only if it has been brought before the meeting in accordance with the foregoing procedures as specified in the By-Laws. Except as otherwise provided by law, our Certificate of Incorporation or the By-Laws, the Chairman of a meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in the By-Laws and, if any proposed nomination or business is not in compliance with the By-Laws, to declare that such defective proposal or nomination will be disregarded. A stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that Act with respect to the matters set forth in the By-Laws.

                                  MISCELLANEOUS

         The Board of Directors is not aware at the date hereof of any matter proposed to be presented at the Meeting other than the proposal contained in this Proxy Statement. If any other matter is properly presented, the persons named in the accompanying proxy card will have discretionary authority to vote on any such matter according to their best judgment.

         It is expected that a member of KPMG LLP, Reader's Digest's independent auditors for fiscal 2003, will attend the Annual Meeting to respond to any appropriate questions that may be asked by stockholders.

         Reader's Digest's 2003 Annual Report to Stockholders is being mailed to stockholders separately. It is not to be deemed a part of the proxy solicitation material and is not incorporated herein by reference.

         We make available free of charge on our website, http://www.rd.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after those documents are electronically filed with or furnished to the Securities and Exchange Commission. A copy of Reader's Digest's 2003 annual report on Form 10-K filed with the Commission (without exhibits) will be made available to stockholders without charge upon request to the Vice President, Investor Relations, The Reader's Digest Association, Inc., Pleasantville, NY 10570-7000. This report is also available to the public at the Commission's website at http://www.sec.gov.

                                          BY ORDER OF THE BOARD OF DIRECTORS:


                                          /S/C.H.R. DUPREE
                                          C.H.R. DUPREE
                                          VICE PRESIDENT AND CORPORATE SECRETARY
October 10, 2003

            DRIVING DIRECTIONS TO READER'S DIGEST GLOBAL HEADQUARTERS


FROM MANHATTAN

FROM THE EAST SIDE, take I-87 north (Major Deegan Thruway/New York State Thruway) into Yonkers to Exit 5, "Central Park Avenue, Route 100." Proceed on Route 100 north for 1 mile to entrance to the Sprain Brook Parkway (left turn). Continue on Sprain Brook Parkway north approximately 12 miles to the exit for the Saw Mill River Parkway north. Take the Saw Mill River Parkway north approximately 7 miles to the traffic light at the READER'S DIGEST ROAD EXIT (EXIT 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

FROM THE WEST SIDE, take the West Side Highway north to the Henry Hudson Parkway north to the Saw Mill River Parkway north. Continue on the Saw Mill River Parkway north approximately 20 miles to the traffic light at the READER'S DIGEST ROAD EXIT (EXIT 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

FROM DUTCHESS OR PUTNAM COUNTY

Take I-84 south to I-684 south approximately 10 miles to Saw Mill River Parkway south. Bear right onto Exit 5 entering Saw Mill River Parkway south and continue approximately 7 miles to traffic light at READER'S DIGEST ROAD EXIT (EXIT 33). Turn left at the exit and bear right to the top of the hill, proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

FROM NEW JERSEY

Take I-287 east (Tappan Zee Bridge) to Exit 1 for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the READER'S DIGEST ROAD EXIT (EXIT 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

FROM CONNECTICUT

Take I-95 south to Exit 21 to I-287. Proceed on I-287 to Exit 3 for the Sprain Brook Parkway north. Take the Sprain Brook Parkway north approximately 4 miles to the exit for the Saw Mill River Parkway north. Take the Saw Mill River Parkway north approximately 7 miles to the traffic light at the READER'S DIGEST ROAD EXIT (EXIT 33). Turn right at the exit and bear right to the top of the hill, proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.


         READER'S DIGEST AND THE PEGASUS LOGO ARE REGISTERED TRADEMARKS
                    OF THE READER'S DIGEST ASSOCIATION, INC.

                   [Recycling Logo] PRINTED ON RECYCLED PAPER.

APPENDIX 1

                                      PROXY

                      THE READER'S DIGEST ASSOCIATION, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints each of James E. Preston, Thomas O. Ryder and William J. White as attorney and proxy, with full power of substitution, to represent the undersigned and vote as designated below all the shares of Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of THE READER'S DIGEST ASSOCIATION, INC. to be held on November 21, 2003, and at any adjournments thereof, with all powers the undersigned would possess if personally present, on the proposal described in the Notice of Meeting and Proxy Statement of the Board of Directors and in accordance with the discretion of the Board of Directors on any other business that may come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

      If you are a participant in The Employee Ownership Plan and The 401(k) Partnership of The Reader's Digest Association, Inc., this proxy constitutes your direction to Vanguard Fiduciary Trust Company, as Trustee under the Plan, to vote as directed on the reverse side your proportionate interest in the shares of Common Stock of THE READER'S DIGEST ASSOCIATION, INC. held in the Stock Fund under that Plan.

      Please mark, date and sign your name exactly as it appears on this proxy card and return this proxy card in the enclosed envelope. For shares registered jointly, each joint owner should sign. Persons signing in a representative capacity (e.g., attorney, executor, administrator, trustee, guardian, etc.) or as an officer of a corporation should indicate their capacity, title or office.

                   THE PROXY IS CONTINUED ON THE REVERSE SIDE.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________


________________________________________________________________________________

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

October 10, 2003

TO PARTICIPANTS IN THE EMPLOYEE OWNERSHIP PLAN AND THE 401(K) PARTNERSHIP OF THE READER'S DIGEST ASSOCIATION, INC.:

Enclosed herewith is a copy of the Notice of the 2003 Annual Meeting of Stockholders of The Reader's Digest Association, Inc. (the "Company"), the related Proxy Statement of the Company's Board of Directors, and a Proxy Card. A copy of the Company's 2003 Annual Report to Stockholders has been sent to you separately. As a participant in The Employee Ownership Plan and The 401(k) Partnership of The Reader's Digest Association, Inc. (the "Plan"), you are entitled to direct Vanguard Fiduciary Trust Company, as Trustee under the Plan, as to how to vote the shares representing your proportionate interest in the Plan's Stock Fund on the record date.

We will vote shares of Common Stock held in the Stock Fund in accordance with your directions with respect to your proportionate interest in the shares if your directions are received by us no later than 12:00 p.m., Eastern Time, on Tuesday, November 18, 2003. Shares that have not yet been allocated to participants and shares that have been allocated but for which we do not receive timely directions will be voted in the same proportion as the shares for which we have received timely voting directions. Pursuant to the Plan's terms, your voting directions will be kept confidential.

THE BOARD OF DIRECTORS HAS RECOMMENDED A VOTE FOR THE PROPOSAL LISTED ON THE PROXY CARD.

It is important that your voting rights be exercised at the Annual Meeting. Please complete, sign and date your Proxy Card and return it promptly in the enclosed return envelope so that it is received by us no later than 12:00 p.m., Eastern Time, on Tuesday, November 18, 2003. You may revoke your Proxy Card by giving written notice to us so that it is received by us no later than 12:00 p.m., Eastern Time, on Tuesday, November 18, 2003.

                                                VANGUARD FIDUCIARY TRUST COMPANY
                                                as Trustee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.       Please
                                                              Mark Here
                                                              for Address    |_|
                                                              Change or
                                                              Comments
                                                              SEE REVERSE SIDE

1.    ELECTION OF CLASS I DIRECTORS

Nominees: 01 Jonathan B. Bulkeley
          02 Herman Cain
          03 William E. Mayer

                FOR                             WITHHELD
                                                FOR ALL

                |_|                               |_|

WITHHELD FOR: (Write that nominee's name in the space provided below.)

________________________________________________________________________________

By returning this proxy card you are conferring upon management the authority to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

If you are a participant in The Employee Ownership Plan and The 401(k) Partnership of The Readers Digest Association, Inc., the Trustee will vote your proportionate interest in the shares of Common Stock in the Stock Fund as you direct. IF YOU SIGN BELOW, BUT DO NOT GIVE ANY INSTRUCTIONS, THE TRUSTEE WILL VOTE YOUR PROPORTIONATE INTEREST IN THOSE SHARES IN ACCORDANCE WITH THE TRUST AGREEMENT.

Receipt is hereby acknowledged of The Reader's Digest Association, Inc. Notice of Meeting and Proxy Statement.

Please disregard the following paragraph if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder |_| communications electronically via the Internet at the webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future stockholder meeting unless such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services, LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs it may incur in printing documents, will be my responsibility.


Signature___________________________________________________ Date_______________

Please sign this proxy as name(s) appear(s) above and return it promptly whether or not you plan to attend the Annual Meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the Annual Meeting and decide to vote by ballot, such vote will supersede this proxy.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

APPENDIX 2
                  ADMISSION CARD                     [ ] I will attend the
                                                         Annual Meeting of
                                                         Stockholders on
                                                         November 21, 2003
This card will admit one stockholder to the              at 9:00 a.m. Eastern
Annual Meeting of Stockholders of The Reader's           Time.
Digest Association, Inc. to be held at 9:00 a.m.     Name _____________________
on November 21, 2003 at Reader's Digest's DeWitt
Wallace Auditorium, Reader's Digest Road,            Address __________________
Chappaqua, New York.                                 __________________________

        KEEP THIS PORTION                            Phone(OPTIONAL)__________

      Present this portion                           E-mail(OPTIONAL)_________
at the entrance to the Annual Meeting.
                                                     Return this portion if
                                                      you will attend the
                                                       Annual Meeting.

                                  STAMP

                                                  ADMISSION CARD

The Reader's Digest Association, Inc.      The Reader's Digest Association, Inc.
Reader's Digest Road
Pleasantville, New York 10570-7000         Annual Meeting of Stockholders
Attention: C.H.R. DuPree
           Secretary                              November 21, 2003

                                                     9:00 a.m.

ANNUAL MEETING OF STOCKHOLDERS                    KEEP THIS PORTION